Exhibit 12


GTE Northwest  Incorporated and Subsidiary


STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


                                                                     Years Ended December 31,
                                             --------------------------------------------------------------------
                                               1995        1994       1993(a)      1993        1992        1991
                                             --------    --------    --------     -------    --------    --------
Net earnings available for
  fixed charges:
  Income before extraordinary charges        $150,187    $118,649     $96,421     $14,330    $126,780    $109,171
  Add - Income tax expense                     77,217      58,159      56,193       5,581      66,586      44,106
    - Fixed charges                            60,382      56,089      61,955      61,955      58,319      64,067
                                             --------    --------    --------     -------    --------    --------

Adjusted earnings:                           $287,786    $232,897    $214,569     $81,866    $251,685    $217,344
                                             ========    ========    ========     =======    ========    ========

Fixed charges:
  Interest expense                            $56,292     $52,086     $58,185     $58,185     $54,352     $59,867
  Portion of rent expense
    representing interest                       4,090       4,003       3,770       3,770       3,967       4,200
                                             --------    --------    --------     -------    --------    --------

Adjusted fixed charges:                       $60,382     $56,089     $61,955     $61,955     $58,319     $64,067
                                             ========    ========    ========     =======    ========    ========

RATIO OF EARNINGS TO FIXED
  CHARGES:                                       4.77        4.15        3.46        1.32        4.32        3.39


(a) Results for 1993 exclude an after-tax restructuring charge of approximately $77 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $5.1 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.